Appendix C:                                Code of Ethics with Exhibits

Exhibit A: List of Access Person Required to Report Under Code of Ethics

Exhibit B: Acknowledgement of Receipt of Code of Ethics and Any Amendments

Exhibit C: Initial Holdings Report

Exhibit D: Quarterly Transaction Report of Access Persons

Exhibit E: Holdings Report

Exhibit F: Pre-Clearance of Personal Securities Transactions

GOODHAVEN CAPITAL MANAGEMENT

CODE OF ETHICS

GoodHaven Capital Management, LLC (the “Adviser” or “GoodHaven”) a registered investment adviser under the Investment Advisers Act of 1940, (the “Advisers Act”) has adopted this Code of Ethics  (the “Code”) as required under Rule 204A-1 under the Advisers Act.

I.	DEFINITIONS

For purposes of this Code the following terms shall have the meanings set forth below:

A)
“Access Person” means all directors, officers and partners of the Adviser and any supervised person who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

B)	“Affiliated Persons” or “Affiliates” means

1)
any employee or Access Person of the Adviser or the Trust, and any member of the immediate family (defined as spouse, child, mother, father, brother, sister, in-law or any other relative) of any such person who lives in the same household as such person or who is financially dependent upon such person;

2)
any account for which any of the persons described in C. hereof is a custodian, trustee or otherwise acting in a fiduciary capacity, or with respect to which any such person either has the authority to make investment decisions or from time to time gives investment advice; and

3)
any partnership, corporation, joint venture, trust or other entity in which any employee of the Adviser or the Trust or Access Person of the Trust directly or indirectly, in the aggregate, has a 10% or more beneficial interest or for which any such person is a general partner or an executive officer.

C)	“Beneficial ownership of a security” by any person includes securities held by:

1)	a spouse, minor children or relatives who share the same home with such person;

2)	an estate for such person’s benefit;

3)	a trust, of which

a)	such person is a trustee or such person or members of such person’s immediate family have a vested interest in the income or corpus of the trust, or

b)	such person owns a vested beneficial interest, or

c)	such person is the settlor and such person has the power to revoke the trust without the consent of all the beneficiaries;

4)	a partnership in which such person is a partner;

5)	a corporation (other than with respect to treasury shares of the corporation) of which such person is an officer, director or 10% stockholder;

6)	any other person if, by reason of contract, understanding, relationship, agreement or other arrangement, such person obtains therefrom benefits substantially equivalent to those of ownership; or

7)
such person’s spouse or minor children or any other person, if, even though such person does not obtain therefrom the above-mentioned benefits of ownership, such person can vest or revest title in himself at once or at some future time.

A beneficial owner of a security also includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power with respect to such security.  Voting power includes the power to vote, or to direct the voting of such security, and investment power includes the power to dispose, or to direct the disposition of such security.  A person is the beneficial owner of a security if he has the right to acquire beneficial ownership of such security at any time within sixty (60) days.

Page | 2

D)	“Compliance Officer” means the Chief Compliance Officer of the Adviser, or his designee.

E)
“Control” means the power to exercise a controlling influence over the management or policies of a corporation.  Any person who owns beneficially, either directly or through one or more controlled corporations, more than 25% of the voting securities of a corporation shall be presumed to control such corporation.

F)
“Client Accounts” means accounts of any persons who receive from the Adviser investment advice, recommendations, research or analyses concerning securities and from whom the Adviser receives compensation.  This definition is intended to include participants in the GSA Program and any pooled vehicle including, but not limited to, any registered investment company (a “Fund” or “Trust” as defined below”).

G)
“Discretionary Account” means a brokerage account in which the Access Person has delegated authority to a financial adviser or broker to buy and sell securities for the account without the prior approval of the Access Person.

H)	“Employee” means any employee of the Adviser.

I)
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

J)
“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

K)	“Purchase or sale of a Reportable Security” includes the writing of an option to purchase or sell a security.

L)
“Reportable Fund” means; (i) any fund for which the Adviser serves as an investment adviser as defined in section 2(a)(20) of the ICA; or (ii) any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.  Reportable Fund specifically includes the GoodHaven Fund, a series of the Professionally Managed Portfolios (ICA Reg No. ________).

M)
“Reportable Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, investment or futures contract, limited partnerships meeting the definition of a “security” (including limited liability and other companies that are treated as partnerships for U.S. federal income tax purposes); voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof); or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency, closed-end investment companies; Exchange Traded Funds; private investment funds, hedge funds and investment clubs; foreign unit trusts and foreign mutual funds or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency; or in general any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Page | 3

“Reportable Security” does not include securities issued or guaranteed by the Government of the United States, its agencies or instrumentalities, bankers’ acceptances, bank certificates of deposit, commercial paper and investment grade short-term debt instruments, including repurchase agreements, shares of money market funds (domiciled inside or outside the United States) or shares of registered open-end investment companies other than Reportable Funds.

N)
“Restricted Security” means any Reportable Security that is included in the GoodHaven Separate Account Program (“GSA Program”) and other Reportable Securities which may be under consideration for purchase or sale by GoodHaven for investment by a Client Account or the Trust.

O)	“Trust” means the registered investment company advised by the Adviser that is a series of the Professionally Managed Portfolios.

II.	COMPLIANCE WITH GOVERNING LAWS,REGULATIONS AND PROCEDURES

A)
All Employees shall have and maintain knowledge of and shall comply strictly with all applicable federal and state laws and all rules and regulations of any governmental agency or self-regulatory organization governing his or her activities.

B)
All Access Persons required to report under this Code are listed on Exhibit A.  Employees beginning employment with the Adviser will be notified at the time of hire if they are Access Persons.  Employees who are not Access Persons at the time of hire may become Access Persons and such employees are obligated to comply with the reporting obligations set forth in this Code and procedures adopted hereunder.

C)
Each Employee will receive information on how to access the Code and the related procedures on the Adviser’s electronic personal trading platform at the time of his or her employment and must complete and submit a statement (Exhibit B) at least annually that he or she has reviewed the Code.  Each Employee shall have and maintain knowledge of and shall comply with the provisions of this Code and any procedures adopted hereunder.

Page | 4

D)
All Employees shall comply with all laws and regulations concerning insider trading and with the Adviser’s prohibition against insider trading contained in the “Policy Statement on Insider Trading”.  Trading on or communicating material non-public information, or “inside information,” of any sort, whether obtained in the course of research activities, through a client relationship or otherwise, is strictly prohibited.

E)
All Employees shall comply strictly with procedures established by the Adviser to ensure compliance with this Code and with applicable federal and state laws and regulations of governmental agencies and self-regulatory organizations.  Employees shall not knowingly participate in, assist, or condone (i) any act in violation of any statute or regulation governing securities matters or the Adviser, nor (ii) any act which would violate any provision of this Code or any procedures adopted hereunder.

F)
Each Employee having supervisory responsibility shall exercise reasonable supervision over Employees subject to his or her control, with a view to preventing any violation by such persons of applicable statutes or regulations, the Trust’s Code, or the provisions of this Code or procedures adopted hereunder.

G)
Any Employee encountering evidence that acts in violation of applicable statutes or regulations or provisions of this Code or procedures adopted hereunder have occurred shall report such evidence to the Compliance Officer or such other person as appointed in procedures adopted hereunder.  The Compliance Officer will report all violations to the Managing Partners of the Adviser.  Any material violation of the Code will also be reported to the CCO of any fund managed by the firm.  Such action by the Employee shall remain confidential, unless the Employee waives confidentiality or federal or state authorities compel disclosure.  Failure to report such evidence may result in disciplinary proceedings and may include sanctions as set forth in procedures adopted hereunder.

III.	ACTIVITIES AND TRANSACTIONS OF ACCESS PERSONS

A)
No Access Person shall recommend to, or cause or attempt to cause, Client Accounts or the Trust to acquire, dispose of, or hold any security (including, any option, warrant or other right or interest relating to such security) of which such Access Person or an affiliate of such Access Person has direct or indirect beneficial ownership unless the Access Person has first disclosed in writing to the Compliance Officer all facts reasonably necessary to identify the nature of the ownership of such Access Person or his or her affiliate in such security.

Page | 5

B)
Notwithstanding the above, it shall not be a violation of the Adviser’s Code if an Access Person recommends to, or causes or attempts to cause, Client Accounts or the Trust to engage in any transaction concerning a security (or related interest) held by the Access Person through a Discretionary Account before the Access Person knows that he or she is the direct or indirect beneficial owner of such security (or related interest).

C)	Limited Offerings and Initial Public Offerings:

1)
No Access Person shall acquire direct or indirect beneficial ownership of an unregistered security issued in a Limited Offering or an Initial Public Offering without pre-clearance by the Compliance Officer.

2)	Under normal circumstances, such approval will not be withheld if the Access Person demonstrates that:

(a)	the investment is not suitable for the Trust or any of the Client Accounts;

(b)	the investment opportunity was unique to the individual circumstances of the Access Person; and

(c)	no overreaching would or could occur.

Access Persons who have been authorized to acquire securities in an Initial Public Offering or Limited Offering must disclose their investment to the Compliance Officer if the Access Person participates in any way in the subsequent decision by the Adviser to purchase or sell that same security for the Trust or a Client Account.

D)
If, as a result of fiduciary obligations to other persons or entities, an Access Person believes that such person or an affiliate of such person is unable to comply with certain provisions of the Code, such Access Person shall so advise a Managing Partner of the Adviser and the Compliance Officer in writing, setting forth with reasonable specificity the nature of such fiduciary obligations and the reasons why such Access Person believes such person is unable to comply with any such provisions.  A Managing Partner of the Adviser, may, in its discretion, exempt such Access Person or an affiliate of such person from any such provisions, if it is determined that the services of such Access Person are valuable to the Adviser and the failure to grant such exemption is likely to cause such Access Person to be unable to render services to the Adviser.

The Managing Partners of the Adviser shall notify the Compliance Officer of the exemption.  Any Access Person granted an exemption (including, an exception for an affiliate of such person), pursuant to this Section shall, within three business days after engaging in a purchase or sale of a security held or to be acquired by a client, furnish the Compliance Officer with a written report concerning such transaction, setting forth the information specified in Section IV.C hereof.

Page | 6

IV.              REPORTING

A)
Except as provided by Section IV.E hereof, every Access Person shall report to the Compliance Officer the information described in Sections IV.B and IV.C hereof with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security (whether or not such security is a security held or to be acquired by a client); provided, however, that any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

B)
Initial Holdings Report.  Each Access Person, within ten days of becoming an Access Person, shall report to the Adviser, the following information, which must be current as of a date no more than 45 days prior to the date the report was submitted:

1)
The title and type of security, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

2)
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became and Access Person; and

3)	The date that the report is submitted by the Access Person.

C)
Quarterly Transactions Report. Each Access Person, not later than thirty days after the end of the calendar quarter in which the transaction to which the report relates was effected, shall report the following information:

1)	With Respect to Transactions during the Quarter in Reportable Securities:

a)	The date of transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Reportable Security involved;

b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c)	The price at which the transaction was effected; and

Page | 7

d)	The name of the broker, dealer or bank with or through which the transaction was effected.

e)	The date that the report is submitted by the Access Person.

2)	With Respect to New Accounts Established During the Quarter in which Any Securities Were Held:

a)	The name of the broker, dealer or bank with whom the Access Person established the account;

b)	The date the account was established; and

c)	The date that the report is submitted by the Access Person.

D)
Annual Holdings Report.  Each Access Person, no later than thirty days after December 31 of each year, shall report the following information, which must be current as of a date no more than 45 days prior to the date the report is submitted:

1)	The title, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial interest;

2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

3)	The date that the report is submitted by the Access Person.

In the event that no securities are held as of December 31, the report should specify that securities were not held as of such date.  This report should include all securities and other financial property, including book entry shares held at companies, broker/dealers, investment advisers or other institutions and physically issued certificates held in a safe deposit box, at one’s home, or in the trust department of a bank or trust company.

E)	Notwithstanding the provisions of Sections IV.A and IV.C hereof,

1)	transactions effected for any account over which such person does not have any direct or indirect influence or control need not be reported;

2)	transactions effected pursuant to an automatic reinvestment plan need not be reported;

Page | 8

3)
information submitted in the Quarterly Transactions Report need not duplicate information reported to the Compliance Officer (including duplicate confirms/statements) with respect to that Access Person, so long as the information is received no later than thirty days after the end of the calendar quarter.

F)	The records created and maintained under this Code shall be maintained and preserved for the required period either electronically or in paper format as follows:

1)	A copy of each Code for the Adviser, in effect at any time in the last five years, must be maintained in an easily accessible place.

2)
A copy of any records of violations of the Code or any action taken as a result of a violation must be maintained in an easily accessible place for five years after the end of the fiscal year in which the violation occurs.

3)
All Initial Holdings Reports, Quarterly Transactions Reports and Annual Holdings Reports from Access Persons, and all reports to the Trust shall be maintained for at least five years after the end of the fiscal year in which the report was made, the first two years in an easily accessible place.

4)
A record of all persons currently or within the past five years who are or were required to make reports and persons designated to review the reports required under this Code shall be maintained in an easily accessible place for at least five years.

5)
Approvals of the purchase of Reportable Securities on the Adviser’s Restricted List, and approvals of purchases of shares of Initial Public Offerings or Limited Offerings shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

V.	SANCTIONS

A)	Disciplinary Actions

Any violation of this Code, for any reason or of any level of severity (whether or not the actor intended to violate the Code), may be grounds for any disciplinary action, including dismissal.

The Adviser may take one or more of the following disciplinary actions including but not limited to, issuing a letter of instruction; requiring a meeting with the Compliance Officer; issuing a disciplinary memorandum; issuing a violation report; issuing a letter of reprimand; requiring disgorgement of profits; requiring trade(s) to be broken at the Access Person’s expense; requiring corrective action; suspension of trading privileges; requiring the consolidation of Access Persons accounts with certain brokers; monetary fines; suspension, dismissal and reporting the violation to the appropriate regulatory authorities.  There is no mandatory acceleration of these disciplinary actions and the Adviser may impose any sanction at any time.

Page | 9

B)	Procedural Noncompliance

Noncompliance with the procedural requirements of this Code (e.g., failure to submit quarterly reports in a timely manner) shall be noted.  Repeated noncompliance (i.e., three similar failures to comply with technical or procedural requirements within a one year period) will be considered a violation and may result in disciplinary action.

C)	Violations and Trading Noncompliance

Failure to comply with the pre-clearance requirements and/or substantive prohibitions of this Code with respect to trading activity may result in disciplinary action.  In this regard, the Adviser believes that a violation of this Code which creates an actual conflict of interest with the Trust or with a Client Account will generally always result in disciplinary action absent extenuating circumstances.

D)	Extenuating Circumstances

The Adviser recognizes that instances of inadvertent noncompliance or violation may occur or that extenuating circumstances may apply to specific instances of noncompliance or violation.  In such an event, the Access Person shall immediately notify the Compliance Officer who shall have discretion to determine appropriate remedial action.

Adopted:  December 2010

Amended:  January 2011

Amended: March 2012

Page | 10

Exhibit A

LIST OF ACCESS PERSONS REQUIRED TO REPORT UNDER THE CODE

Keith Trauner
Larry Pitkowsky
Sarah Gillespie
David Gresser
Lynn Iacona
Anthony Messina
Arvin Bahl

Access Person List as of August 25, 2012 as Amended

Page | 11

Exhibit B-1

(Privileged and Confidential Information)

GOODHAVEN CAPITAL MANAGEMENT

CODE OF ETHICS

INITIAL/ ANNUAL ACKNOWLEDGMENT FORM FOR ACCESS PERSONS

I have read GoodHaven Capital Management’s (“GoodHaven”) Code of Ethics and Procedures.  I understand the requirements thereof and recognize that I am subject to the Code of Ethics, and except as otherwise disclosed to the Chief Compliance Officer, I certify that I have, to date, complied with, and will continue to comply with, such requirements.  I understand that any violation of the Code of Ethics may lead to sanctions or other significant remedial action.

In addition, I have reported or disclosed all personal securities transactions required to be reported or disclosed pursuant to the requirements of the Code of Ethics.  I have reported to the Compliance Officer all additions and/or deletions of accounts for reportable securities for which I have direct or indirect beneficial ownership held at broker/dealers, companies or other institutions.

I understand that that I am prohibited from acquiring any securities in a private placement or IPO without prior written approval and that all transactions in Reportable Securities on the Restricted List  require written pre-clearance by a designated member of the Adviser’s Investment Committee.

Print Name

Signature

Date                                                _

Page | 12

Exhibit B-2

GOODHAVEN CAPITAL MANAGEMENT

CODE OF ETHICS

INITIAL/ANNUAL ACKNOWLEDGMENT FORM FOR PERSONS WHO ARE NOT ACCESS PERSONS

I have read GoodHaven Capital Management’s Code of Ethics and I understand the requirements thereof.  I acknowledge that the Chief Compliance Officer has determined that I am not an access person as defined in the Code of Ethics, and therefore I am not subject to the reporting requirements contained therein until otherwise notified by the Chief Compliance Officer.

Print Name

Signature

Date

Page | 13

Exhibit C

GOODHAVEN CAPITAL MANAGEMENT

INITIAL HOLDINGS OF ACCESS PERSONS

AS OF __________

INSTRUCTIONS

You must list each Reportable Security in which you have Beneficial Ownership that you hold at the end of the date indicated above.  Use additional sheets if necessary. All information must be current as of a date no more than 45 days prior to the date this certification is being submitted.  For accounts that are wholly owned or jointly owned with a spouse, a brokerage statement may be submitted to satisfy the recordkeeping table below so long as the statement is current as of the end of the previous month.  A signature is still required.  Attach copies of recent brokerage statements reflecting these holding and the brokerage account location including account number.

Name of Security	Number of Shares or Principal Amount	Registration on Security or Account	Nature of Interest

Certifications:  I hereby certify that:

1.           The securities listed above or in the brokerage statements that I have provided to the Adviser reflect all the Reportable Securities in which I have Beneficial Ownership as of the date listed above.

2.           I have read the Code of Ethics and certify that I am in compliance with it.

Date:                                Signature:

Name:
Exhibit D

GOODHAVEN CAPITAL MANAGEMENT

QUARTERLY SECURITIES TRANSACTION REPORT

For The Calendar Quarter Ended __________
(Must be completed within 30 days of quarter end)

INSTRUCTIONS

Report all transactions in Reportable Securities in any account in which you have a Beneficial Ownership. Use additional sheets if necessary. Write “none” if you have no transactions in Reportable Securities during the quarter.

If you submit copies of your monthly brokerage statements to the Compliance Officer or if your brokerage transactions are received electronically directly from the broker and they disclose the required information with respect to all Reportable Securities in which you have Beneficial Ownership, while you still must sign and return this form, you need not fill in the details of security transactions below unless you have established a new account during the quarter.
Name of Security	Date of Transaction	Purchase/Sale	No. of Shares or Principal Amount	Price	Broker, Dealer or Other Party Through Whom Transaction Was Made

New Accounts:  Complete the following information if you have opened a new securities account during the quarter.  Transactions in securities should be listed above.
Title of Account	Name and Mailing Address of Institution at which account was opened	Account Number

I certify that the information provided above is correct.

Date:                                Signature:

Name:

Exhibit E

GOODHAVEN CAPITAL MANAGEMENT

ANNUAL ASSET CERTIFICATION OF ACCESS PERSONS

For the Year Ended ____
(Must be completed within 30 days of year end)

INSTRUCTIONS

Report all holdings in Reportable Securities in any account in which you have a Beneficial Ownership. Use additional sheets if necessary. Write “none” if you have no holdings in Reportable Securities at year end.

If you submit copies of your monthly brokerage statements to the Compliance Officer or if your brokerage holdings are received electronically directly from the broker, and they disclose the required information with respect to all Reportable Securities in which you have Beneficial Ownership, while you still must sign and return this form, you need not fill in the details of security holdings below unless you have established a new account which you need to report. You must also complete this form for any Reportable Securities not included in your account statements.
Name of Security	Number of Shares or Principal Amount	Registration on Security or Account	Nature of Interest

Certifications:  I hereby certify that:
1.           I have reported all the Reportable Securities for which I have Beneficial Ownership at the end of the period.
2.           I have read the Code of Ethics and certify that I am in compliance with it.

Date:                                Signature:

Name:

Exhibit F

GOODHAVEN CAPITAL MANAGEMENT

Pre-Clearance of Personal Reportable Securities Transactions

I hereby request permission to effect a transaction in the security indicated below for my own account or other account in which I have a beneficial interest or legal title.  Approval of a transaction will be effective for up to 72 hours from the time of receipt.   Any transaction, or portion thereof, not so completed will require a new approval.  Note:  A separate form must be used for each security transaction.

PART 1: To be completed by employee seeking pre-clearance.

1.	Employee Name:
2.	Date of Request:
3.	Name of Issuer/Security:
4.	Quantity (specify Par/Shares/Contracts):
5.	Is this a purchase or sell transaction?
6.	Is this security a new issue (IPO)?	YES NO
7.	Is this an unregistered or private placement security?	YES NO
8.	Do you, or to your knowledge, does anyone else at GoodHaven possess any “material non- public information" regarding the security or the issuer of the security?	YES NO

Employee Certification:
I have read the GoodHaven Capital Management, LLC Code of Ethics, Code of Ethics Procedures and the Insider Trading Procedures within the past year, and I believe that this transaction complies with the Code of Ethics, Code of Ethics Procedures and the Insider Trading Procedures.
Employee’s Signature: ______________________________________________
Print Name:_________________________________________________

PART II: TO BE COMPLETED BY CHIEF COMPLIANCE OFFICER UNLESS THE CCO OR A RELATED PARTY IS REQUESTING PRE-CLEARANCE IN WHICH CASE MUST BE APPROVED BY MANAGING PARTNER WHO IS NOT THE CCO.

PERMISSION: Granted _______
 Denied  _______
Date:___________________

Signature:______________________________________________ Approving Officer

Print Name:____________________________________________

Comments:

Part III: Confirmation of Execution/Non-Execution

Was order fully executed?                                                      Y           N
______________________________   Date:________________

Chief Compliance Officer

Appendix D:                                Code of Ethics Procedures

GOODHAVEN CAPITAL MANAGEMENT, LLC

CODE OF ETHICS PROCEDURES

INTRODUCTION

GoodHaven Capital Management, LLC (the “Adviser” or “GoodHaven ”) hereby adopts the following Procedures to apply to all employees of GoodHaven or any funds to which GoodHaven serves as investment adviser (each fund, a “GoodHaven Fund” and collectively, “Employees”) covered by the Code of Ethics (the “Code”).  All defined terms used in these procedures have the same meaning as defined in the GoodHaven Code to which they relate.

PROCEDURES

1.	Confidentiality of Transactions

A.
Any Employee authorized to place orders for the purchase or sale of securities on behalf of any managed account of GoodHaven or for a GoodHaven Fund (collectively “a Client or Clients”) shall take all steps reasonably necessary to provide that all brokerage orders for the purchase and sale of securities for the account of a Client will be so executed as to ensure that the nature of the transactions shall be kept confidential until the information is reported to all Clients in the normal course of business.

B.
No Employee shall disclose any non-public information relating to the portfolio or transactions of the Adviser or a Client Account without the express approval of a Managing Partner, nor shall any Employee disclose any non-public information relating to the operation of the Adviser unless properly authorized to do so.

C.
If any Employee should obtain information concerning a Client Account (including, that GoodHaven is considering acquiring any security, or recommending any security for a Client Account), whether in the course of such person’s duties or otherwise, such person shall respect the confidential nature of this information and shall not divulge it to anyone unless it is properly part of such person’s services to GoodHaven or a GoodHaven Fund to do so or such person is specifically authorized to do so by the Managing Partners of the Adviser or the Chief Compliance Officer of the Adviser (or his designee) (each a “Compliance Officer”).

2.	Ethical Standards

A.
Employees and their respective affiliates, shall conduct themselves in a manner consistent with high ethical standards.  They shall avoid any action, whether for personal profit or otherwise, that results in an actual or potential conflict of interest with the Adviser or the Client Accounts, or the appearance of a conflict of interest, which may be otherwise detrimental to the interests of the Adviser or the Client Accounts, including the GoodHaven Fund.  Notwithstanding the above provision, nothing in this section shall be construed to prevent the firm or its Managing Partners or employees from purchasing or selling the same or different securities as those purchased or sold for Client Accounts so long as such purchases or sales do not materially disadvantage any Client, are consistent with the Code and these Procedures, and the actions are in furtherance of the firm’s principle that Managing Partners, and employees to the extent practicable or advisable, shall be willing to invest in the same securities they recommend to Clients.

B.
Every Employee, in making any investment recommendation or taking any investment action, shall exercise diligence and thoroughness, and shall have a reasonable and adequate basis for any such recommendations or action.

C.
No Employee shall undertake independent practice for compensation in competition with the Adviser or GoodHaven Fund.  Employees must obtain pre-approval from the Chief Compliance Officer, after disclosure of all relevant facts, before engaging in outside business activities that compete with the Adviser or the Fund or which require significant time of the Employee.

D.
No Employee shall improperly use for their own benefit any knowledge, whether obtained through such person’s relationship with the Adviser or GoodHaven Fund or otherwise, of any investment recommendation made or to be made, or of any investment action taken or to be taken, by the Adviser for the Adviser’s Client Accounts.

E.
Employees shall act in a manner consistent with their fiduciary obligation to Client Accounts.  As permitted in the Code of Ethics and by law or regulation, employees may participate in block trades alongside Client Accounts or in general buy or sell lists formulated by GoodHaven that apply to all accounts.  In all such cases, preclearance of a prospective trade must be cleared by a Compliance Officer.

F.
An Employee having discretion as to the selection of broker-dealers to execute securities transactions for a Client Account shall select broker-dealers on the basis of the services provided directly or indirectly by such broker-dealers to Client Accounts and the capabilities and suitability of the broker in executing contemplated orders.  An Employee shall not, directly or indirectly, receive a fee or commission from any source in connection with the sale or purchase of any security for a Client Account.  Further, an Employee directing trades to a broker-dealer on behalf of any Fund client of GoodHaven will not take into account that broker-dealers status as a distributor of Fund shares, if applicable.

G.
The Adviser shall take all actions reasonably calculated to ensure that the Adviser engages broker-dealers to transact business with the Adviser or GoodHaven  Fund whose partners, officers and employees, and their respective affiliates, will conduct themselves in a manner consistent with the provisions of this Section 2.

H.
Conflicts of interest generally result from a situation in which an individual has personal interests in a matter that is or may be competitive with his responsibilities to another person or entity (such as the Adviser or GoodHaven Fund) or where an individual has or may have competing obligations or responsibilities to two or more persons or entities.  In the case of the relationship between the Adviser or a GoodHaven Fund on the one hand, and its employees and Access Persons and their respective affiliates, on the other hand, such conflicts may result from the purchase or sale of securities for Client Accounts including a GoodHaven Fund and for the account of any affiliated person or from the purchase or sale for Client Accounts or a GoodHaven Fund of securities in which an Access Person or employee of the Adviser or a GoodHaven Fund, or his or her affiliates, has an interest.  In these cases, the first preference and priority should be to avoid conflicts of interest where possible and, where they unavoidably occur, to resolve them in a manner not disadvantageous to the client, including with appropriate disclosure when required.  Notwithstanding the prior sentence, there is no outright prohibition on:

a)	Employees or Access Persons holding shares of companies or affiliated investment companies in which Client Accounts or a GoodHaven Fund are also invested; and

b)	Aggregation of transactions of Employees or Access Persons with Client Accounts so long as

1.
Such aggregation does not result in a prohibited “affiliated transaction” as defined in the Investment Advisers Act of 1940, as amended, or the Investment Company Act of 1940, as amended, except as permitted under rules, regulations or exemptions under each of them, or a “prohibited transaction” under the Employee Retirement Income Security Act of 1974, as amended (except as permitted under rules, regulations and exemptions including class exemptions or any other administrative exemption or relief thereunder); and

2.	Such aggregation does not materially disadvantage any Client Account.

I.
No Access Person shall serve on the board of directors/trustees of publicly traded companies (whether for profit or not for profit) without prior written approval of the Compliance Officer and a Managing Partner of the Adviser.  Any such service shall be subject to the GoodHaven Fund’s policy prohibiting service on the Board of a company in which the Fund invests.

3.	Gifts, Entertainment and Contributions

A.
Gifts. Employees may not accept directly or indirectly from any person or entity that does business with or on behalf of the Adviser or the Client Accounts, any gifts, gratuities or other things of more than $100 in value per year except as otherwise provided herein. All gifts must be pre-approved by the Compliance Officer or her designee (“Pre-approval”).

B.
Entertainment. Employees may not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Adviser. Employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing or accepting the entertainment is present. Pre-approval is not required for bona fide dining or entertainment if accompanied by the person providing or accepting the entertainment.

C.
Improper Payments. Employees may not directly or indirectly offer or solicit any kind of payment or contribution for the purpose of: (i) influencing customers, vendors or public sector employees; (ii) obtaining, giving or keeping business; or (iii) persuading any public sector employee or any employee of another company to fail to perform, or to improperly perform, his or her duties. Any employee who has dealt illicitly with any vendor, customer, client, public sector employee, or person in a similar position for personal gain will be terminated. Any attempt to bribe or other improper proposal should be reported to the Compliance Officer.

D.	Political Contributions and Activities. Political activity must occur strictly in an employee’s individual and private capacity and not on behalf of the Adviser.

a)
An employee may not use the Adviser’s resources, financial or otherwise, to support political parties, candidates or causes, unless approved in advance by the Adviser’s Managing Partners and the Compliance Officer.

b)	An employee wishing to run for political office or accept a political appointment must obtain prior written approval from the Adviser’s Managing Partners and the Compliance Officer.

c)
An Employee considering a political contribution should discuss the contribution with the Adviser’s Managing Partners and the Compliance Officer in advance to ensure that the contribution would not actually or by appearance affect the Adviser.Employees and Access Persons may make political contributions to elected officials at the State, County and local levels only if (i) the Employee or Access Person is entitled to vote for such official and (ii) the contributions, in total, do not exceed $250 or foreign currency equivalent to each official, per election. Any deviation from these requirements requires the express written approval of the Compliance Officer and Managing Partners.  Political contributions to federal elected officials are not subject to this restriction but are subject to the limitations imposed by federal election laws.

d)	No persons may be reimbursed directly or indirectly by the Adviser or their control persons, including the Managing Partners, for any political contribution or for their attending any political event.

E.
The Adviser does not purchase tickets or pay fees for employees to attend an event where any portion of the funds will be used for election campaigns. Using company time or assets (phone, fax, computer) to support an employee’s run for public office or campaigning for a candidate is the equivalent of such a contribution, and is therefore not permitted. However, reasonable time off without pay (with management approval), or the use of vacation time to support these activities is permitted.

4.	Preclearance

A.
Trading.  Except as described below, on the date of a proposed trade in a Reportable Security included on the Adviser’s Restricted List, private placement, or IPO, an Access Person must complete a Pre-clearance Request attached as Exhibit F to the Code of Ethics.

Requests for pre-clearance will be forwarded to the Chief Compliance Officer, who will review the request and determine whether to approve it. The Access Person and/or the appropriate trading personnel will be notified of the CCO’s decision. To the extent that a pre-clearance involves the related account of the CCO, a Managing Member may review and approve or reject the request.  If a pre-clearance request is approved, such approval will remain in effect for 72 hours.

No person may approve his or her own pre-clearance request.

A copy of the approval of a Pre-clearance Request will be maintained by the Compliance Officer.

B.
Preclearance Reconciliation. Pre-clearance of trades for employee related accounts is required prior to the order entry of any employee related trade.  The CCO reviews each request for pre-clearance excepting those applying to his personal and related accounts, which are reviewed by a Managing Partner of GoodHaven.

When a trade is pre-cleared, the CCO will check the purchase and sale reports on the following day to determine whether or not the order was executed and indicate on the pre-clearance form that the order was executed.

As a backup check, following the end of each calendar quarter, a reconciliation will be performed to ensure that all trades requiring pre-clearance followed the procedures set forth in our Code of Ethics procedures.  Quarterly transaction reports generated by the portfolio accounting system are created for all employee-related trades and matched against the outstanding pre-clearance forms.  Any discrepancy will be immediately reported to the CCO and the Managing Partners of GoodHaven.

A log will be maintained for every Pre-clearance Form that is generated that tracks the forms and their approval on a daily basis.  This procedure is the responsibility of the Office Manager in the firm, who is not involved in either trading or pre-clearing trades.

B.
Political Contributions.  Employees and Access Persons wishing to make political contributions to candidates for election outside the United States must request permission in advance in writing from the Compliance Officer and Managing Partners.  Other election limitation laws apply in foreign countries.  Any such request must be accompanied by relevant local law.

C.
Outside Business Activities.  All outside business activities require pre-approval by a Managing Member of the firm. Generally, GoodHaven will not approve outside business activities requiring a significant amount of an employee’s time.

5. Review Procedures

A. The Compliance Officer will review the following:

1.	Access Person’s initial holding reports.

2.	Pre-clearance requests and follow up reports.

3.	Annual holdings or quarterly transactions form if they are manually completed by an Access Person.

4.	Duplicate confirmations and statements.

B.
The Compliance Officer shall report all material violations of the Code of Ethics to the Managing Partners of the Adviser.  Material violations of the Code will be reported to the GoodHaven Fund’s CCO promptly and all violations, regardless of materiality, will be reported quarterly to the Fund’s CCO.

C.
If the Managing Partners or a Compliance Officer determines that a violation of the Code of Ethics has occurred, then the Managing Partners or the Compliance Officer shall take any preventive, remedial or other action as it may deem appropriate.

D.	At least annually, the Compliance Officer or her designee shall compose, and deliver to the Managing Partners of the Adviser, a written report that:

a.
describes any issues arising under the Code of Ethics or these Procedures including but not limited to, any information about material violations of this Code of Ethics, procedures adopted hereunder, and sanctions imposed in response to such material violations; and

b.	certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

The Chief Compliance Officer shall bring material violations of the Code of Ethics involving GoodHaven Fund to the attention of the Chief Compliance Officer of GoodHaven Fund and its Board of Trustees, as required.

AMENDMENTS

These procedures may be amended from time to time by the Adviser.

April 2011
Revised March 2012